Exhibit 99.1

FOR RELEASE AT 7:30 AM ET	For more information, contact:
APRIL 28, 2016	Robert Jordheim
Executive Vice President,
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Vice President, Global Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI SURGICAL® ANNOUNCES 2016 FIRST QUARTER RESULTS

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (April 28, 2016) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, reported operating results for the first quarter of 2016 as follows:

Quarterly Highlights:

•	Achieved worldwide revenues of $67.4 million, exceeding company revenue guidance of $65 million to $66 million.

•	Achieved net income per fully diluted share of $0.03, meeting company net income per fully diluted share guidance of $0.03.

•	Achieved worldwide direct revenues of $38.7 million, an 11 percent increase over the first quarter of 2015.

•	Achieved U.S. direct spine revenues of $17.1 million, a 17 percent increase over the first quarter of 2015.

•	Achieved direct international revenues of $5.5 million, an 18 percent increase over the first quarter of 2015.

•	Achieved worldwide commercial revenue of $25.3 million, in line with previously issued guidance for the year.

•	Signed an agreement in February with Oxford Performance Materials, Inc. (OPM) to exclusively license its 3-D printing technology platform and proprietary OXPEKK® polymer to manufacture spinal implants for the U.S. markets.

•	Introduced three new spine products – Unison™-C Anterior Cervical Fixation System, a standalone device for the interbody market, Streamline® TL Spinal Fixation System – Deformity Instrumentation, an expansion of our existing system that provides surgeons with the resources necessary to perform challenging adult deformity cases, and the Release® Laminoplasty Fixation System, a system that allows for central spinal cord decompression from C3 to T3 in laminoplasty procedures.

“Results for the quarter were in line with our outlook,” said Brian K. Hutchison, president and chief executive officer. “Strong growth in our direct business offset expected declines in our commercial business. We have a robust pipeline of products to support future growth. In the first quarter we launched three new spine products and entered into an exclusive technology license agreement with Oxford Performance Materials to manufacture spinal implants for the U.S market.”

Worldwide revenues were $67.4 million for the first quarter of 2016 compared to revenues of $68.0 million for the first quarter of 2015. For the first quarter of 2015, the company benefited from $1.5 million in non-recurring accelerated deferred revenue recognition due to loss of exclusivity by its commercial distributor in the breast reconstruction market. Domestic revenues were $61.2 million for the first quarter of 2016 compared to revenues of $62.7 million for the first quarter of 2015. International revenues were $6.2 million for the first quarter of 2016, compared to revenues of $5.3 million for the first quarter of 2015. On a constant currency basis, international revenues for the first quarter of 2016 increased 18 percent compared to the first quarter of 2015.

For the first quarter of 2016, the company reported net income applicable to common shares of $1.5 million and net income per fully diluted common share of $0.03, based on 58.2 million fully diluted shares outstanding, compared to net income applicable to common shares of $2.9 million and net income per fully diluted common share of $0.05 for the first quarter of 2015, based on 57.9 million fully diluted shares outstanding. For the first quarter of 2015, the company benefited from $0.9 million in net income applicable to common shares, or $0.02 in net income per fully diluted common share, due to the previously mentioned accelerated deferred revenue recognition.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as detailed in the reconciliation provided later in this release, was $9.1 million for the first quarter of 2016 (14 percent of first quarter 2016 revenues) compared to $10.7 million for the first quarter of 2015 (16 percent of first quarter 2015 revenues).

Fiscal 2016 and Second Quarter Outlook

Based on results from the first quarter, the company is narrowing its full year revenue guidance for 2016. The company now expects that full year revenue for 2016 will range from $282 million to $290 million, as compared to prior guidance of $280 million to $290 million. As compared to 2015, the company expects full year direct revenue to range from 16 percent to 18 percent growth and full year commercial and other revenue to range from 13 percent to 16 percent decline. The company continues to expect full year net income per fully diluted common share to range from $0.18 to $0.21, based on 58.8 million shares outstanding.

For the second quarter of 2016, the company expects revenue will range from $66 million to $67 million, and net income per fully diluted share, as adjusted, to be approximately $0.03, based on 58.3 million fully diluted common shares outstanding. The company expects revenue growth from its direct businesses to be offset by declines in its commercial business.

The above net income per fully diluted common share guidance, as adjusted, excludes expenses expected to be incurred as a result of the contested proxy between the company and Krensavage Partners. At this time, the expenses expected to be incurred as a result of the contested proxy are estimated to be approximately $2.5 million pre-tax, or $0.03 per fully diluted common share, based on 58.8 million shares outstanding. The majority of the $2.5 million pre-tax expense is expected to be incurred in the second quarter of 2016. Due to the inherent unpredictability of a proxy contest, our actual expenditures may differ materially from our current expectations.

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the first quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements regarding our fiscal 2016 and second quarter outlook, the proxy contest and the potential costs related to such contest. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2016	2015
Revenues	$67,351	$68,034
Costs of processing and distribution	31,326	31,035

Gross profit	36,025	36,999

Expenses:
Marketing, general and administrative	27,552	27,255
Research and development	4,161	3,580
Contested proxy expenses	308	—

Total operating expenses	32,021	30,835

Operating income	4,004	6,164

Total other expense - net	(314)	(294)

Income before income tax provision	3,690	5,870
Income tax provision	(1,289)	(2,128)

Net income	2,401	3,742

Convertible preferred dividend	(858)	(808)

Net income applicable to common shares	$1,543	$2,934

Net income per common share - basic	$0.03	$0.05

Net income per common share - diluted	$0.03	$0.05

Weighted average shares outstanding - basic	57,914,893	57,087,497

Weighted average shares outstanding - diluted	58,211,644	57,949,224

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	For the Three Months Ended March 31,
	2016	2015
Net income	$1,543	$2,934
Interest expense, net	360	316
Provision for income taxes	1,289	2,128
Depreciation	3,382	2,944
Amortization of intangible assets	928	1,022

EBITDA	7,502	9,344
Reconciling items for Adjusted EBITDA
Preferred dividend	858	808
Non-cash stock based compensation	500	573
Foreign exchange gain	(46)	(22)
Other reconciling items(1)
Contested proxy expenses	308	—

Adjusted EBITDA	$9,122	$10,703

Adjusted EBITDA as a percent of revenues	14%	16%

(1)	See explanations in Use of Non-GAAP Financial Measures section later in this release

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net Income Applicable to Common Shares and Net Income Per Diluted Share to

Adjusted Net Income Applicable to Common Shares and Adjusted Net Income Per Diluted Share

(Unaudited, in thousands, except per share data)

	For the Three Months Ended
	March 31, 2016		March 31, 2015
	Net Income Applicable to Common Shares	Amount per Diluted Share	Net Income Applicable to Common Shares	Amount per Diluted Share
As reported	$1,543	$0.03	$2,934	$0.05
Contested proxy expenses, net of tax effect (1)	183	$0.00	—	—

Adjusted	$1,726	$0.03	$2,934	$0.05

Note: Amounts may not foot due to rounding.

Footnotes:	2016
(1) Contested proxy expenses, net of tax effect, as follows:
Contested proxy expenses	$308
Tax effect on contested proxy expenses	(125)

Contested proxy expenses, net of tax effect	$183

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company discloses adjusted EBITDA, a non-GAAP financial measure that excludes certain amounts. This non-GAAP financial measure is not in accordance with, or an alternative for, generally accepted accounting principles in the United States. A reconciliation of the non-GAAP financial measure to the corresponding GAAP measure is included in the table above.

The following is an explanation of the adjustment that management excluded as part of adjusted measures for the three month period ended March 31, 2016 as well as the reason for excluding the individual item:

(1) Contested proxy expenses – This adjustment represent charges relating to contested proxy expenses. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Adjusted EBITDA should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting adjusted EBITDA in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the inventory purchase accounting adjustment. The Company further believes that providing this information better enables the Company’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(Unaudited, in thousands)

	For the Three Months Ended
	March 31,
	2016	2015
Revenues:
Spine	$17,094	$14,640
Sports medicine and orthopedics	12,520	12,976
Surgical specialties	1,015	650
Cardiothoracic	2,534	1,961
International	5,517	4,671

Subtotal direct	38,680	34,898
Global commercial	25,330	28,919
Other revenues	3,341	4,217

Total revenues	$67,351	$68,034

Domestic revenues	61,184	62,688
International revenues	6,167	5,346

Total revenues	$67,351	$68,034

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$11,728	$12,614
Accounts receivable - net	42,000	47,243
Inventories - net	122,459	118,673
Prepaid and other current assets	13,157	13,184

Total current assets	189,344	191,714

Property, plant and equipment - net	87,538	84,992
Goodwill	54,887	54,887
Other assets - net	48,556	49,069

Total assets	$380,325	$380,662

Liabilities and Stockholders’ Equity
Accounts payable	$24,301	$20,446
Accrued expenses and other current liabilities	26,564	33,474
Current portion of long-term obligations	5,658	5,853

Total current liabilities	56,523	59,773

Deferred revenue	10,081	9,354
Long-term liabilities	72,800	73,856

Total liabilities	139,404	142,983

Preferred stock, including accrued dividends	57,227	56,323

Stockholders’ equity:
Common stock and additional paid-in capital	416,812	417,337
Accumulated other comprehensive loss	(6,580)	(7,042)
Accumulated deficit	(226,538)	(228,939)

Total stockholders’ equity	183,694	181,356

Total liabilities and stockholders’ equity	$380,325	$380,662

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For the Three Months
	Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$2,401	$3,742
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,310	3,966
Stock-based compensation	500	573
Amortization of deferred revenue	(1,217)	(2,746)
Other items to reconcile to net cash provided by operating activities	429	(4,529)

Net cash provided by operating activities	6,423	1,006

Cash flows from investing activities:
Purchases of property, plant and equipment	(4,637)	(4,265)
Patent and acquired intangible asset costs	(1,196)	(22)

Net cash used in investing activities	(5,833)	(4,287)

Cash flows from financing activities:
Proceeds from long-term obligations	3,000	—
Net proceeds (payments) from short-term obligations	(249)	510
Payments on long-term obligations	(4,133)	(1,513)
Other financing activities	(108)	554

Net cash used in financing activities	(1,490)	(449)

Effect of exchange rate changes on cash and cash equivalents	14	(69)

Net decrease in cash and cash equivalents	(886)	(3,799)
Cash and cash equivalents, beginning of period	12,614	15,703

Cash and cash equivalents, end of period	$11,728	$11,904